CBS INC. and subsidiaries

            EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE

                   (In millions, except per share amounts)


                                              PRIMARY      FULLY DILUTED
                                           Three months     Three months
                                          ended March 31   ended March 31
                                           1994    1993     1994    1993
Earnings:
 Net Income                                $69.3   $54.2    $69.3   $54.2
 Post-tax interest on convertible
  debentures (assumes conversion of debt)*     -     3.1        -     3.1
 Dividends on Series B preference
  stock (note 5)                            (3.7)   (3.2)       -       -
 Net income applicable to common shares    $65.6   $54.1    $69.3   $57.3

Shares:
 Weighted average number of common
  shares outstanding                        15.5    13.4     15.5    13.4
 Common stock equivalents                      -     2.0        -     2.0
 Assumed conversion of Series B
  preference stock                             -       -       .9      .9
 Adjusted shares                            15.5    15.4     16.4    16.3

Per share:

 Net income                                $4.23   $3.50    $4.24(a)$3.51(a)




*The debentures were converted in May 1993. Conversion was assumed for all prior periods.


(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to APB Opinion No. 15 because it produces an anti-dilutive effect.